Exhibit 99.1
First Western Reports Fourth Quarter 2025 Financial Results
Fourth Quarter 2025 Summary
•Net income available to common shareholders of $3.3 million in Q4 2025, compared to $3.2 million in Q3 2025
•Diluted earnings per share of $0.34 in Q4 2025, compared to $0.32 in Q3 2025
•Net interest margin increased 17 basis points from 2.54% in Q3 2025 to 2.71% in Q4 2025
•Net interest income increased $1.1 million, or 5.6%, from $19.5 million in Q3 2025 to $20.6 million in Q4 2025
•Total loans held for investment increased $59 million, or 2.3%, from $2.59 billion in Q3 2025 to $2.65 billion in Q4 2025

Denver, Colo., January 22, 2026 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the fourth quarter ended December 31, 2025.
Net income available to common shareholders was $3.3 million, or $0.34 per diluted share, for the fourth quarter of 2025. This compares to net income of $3.2 million, or $0.32 per diluted share, for the third quarter of 2025, and net income of $2.7 million, or $0.28 per diluted share, for the fourth quarter of 2024.
Scott C. Wylie, CEO of First Western, commented, “We executed well in the fourth quarter and saw positive trends in many areas including loan growth, an increase in Net interest income, well managed expenses, and generally stable asset quality, which resulted in an increase in our level of profitability. We continue to see healthy economic conditions across our markets resulting in a solid amount of loan demand that meets our disciplined underwriting and pricing criteria, while adding full banking relationships by getting new deposit accounts with the loans. Our improving financial performance and continued prudent balance sheet management resulted in increases in both our book value and tangible book value per share during the fourth quarter.
“Our loan pipeline remains strong and we expect to see solid loan growth going forward, along with a continuation of the positive trends we are seeing in key areas, which we believe will result in another year of improved financial performance and value creation for our shareholders in 2026,” said Mr. Wylie.

	For the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2025	2025	2024
Earnings Summary
Net interest income	$20,577	$19,454	$16,908
Provision for (release of) of credit losses	915	2,257	(974)
Total non-interest income	6,079	6,842	6,459
Total non-interest expense	21,306	20,074	20,427
Income before income taxes	4,435	3,965	3,914
Income tax expense	1,121	779	1,166
Net income available to common shareholders	3,314	3,186	2,748
Basic earnings per common share	0.34	0.33	0.28
Diluted earnings per common share	0.34	0.32	0.28

Return on average assets (annualized)	0.42%	0.40%	0.38%
Return on average shareholders' equity (annualized)	5.06	4.92	4.39
Return on tangible common equity (annualized)(1)	5.66	5.54	4.98
Net interest margin	2.71	2.54	2.45
Efficiency ratio(1)	74.88	76.38	80.74
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the Fourth Quarter 2025
Revenue
Total income before non-interest expense was $25.7 million for the fourth quarter of 2025, an increase of 7.1% from $24.0 million for the third quarter of 2025. Gross revenue(1) was $26.7 million for the fourth quarter of 2025, an increase of 1.5% from $26.3 million for the third quarter of 2025. Relative to the third quarter of 2025, the increase in Total income before non-interest expense was primarily driven by an increase in Net interest income and a decrease in Provision for credit losses, partially offset by a decrease in Non-interest income. Relative to the fourth quarter of 2024, Total income before non-interest expense increased 5.8% from $24.3 million and Gross revenue increased 12.2% from $23.8 million. Relative to the fourth quarter of 2024, the increase in Total income before non-interest expense was primarily driven by an increase in Net interest income, partially offset by an increase in Provision for credit losses and a decrease in Non-interest income.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Margin
Net interest margin for the fourth quarter of 2025 increased 17 basis points to 2.71% from 2.54% reported in the third quarter of 2025, primarily due to a decrease in cost of funds, partially offset by a slight decrease in yield on interest-earning assets. The cost of funds decreased 20 basis points to 3.03% from 3.23% reported in the third quarter of 2025, while the yield on interest-earning assets decreased 3 basis points to 5.56% from 5.59% reported in the third quarter of 2025.
Relative to the fourth quarter of 2024, net interest margin increased 26 basis points from 2.45%, primarily due to a 21 basis point decrease in cost of funds and a 3 basis points increase in yield on interest-earning assets.

Net Interest Income
Net interest income for the fourth quarter of 2025 was $20.6 million, an increase of 5.6% from $19.5 million for the third quarter of 2025. The increase quarter over quarter was primarily driven by a 17 basis point increase in net interest margin. Relative to the fourth quarter of 2024, Net interest income increased 21.9% from $16.9 million. The increase compared to the fourth quarter of 2024 was primarily driven by a 26 basis point increase in net interest margin and a $276 million, or 10.0%, increase in average interest-earning assets.
Non-interest Income
Non-interest income for the fourth quarter of 2025 was $6.1 million, a decrease of 10.3% from $6.8 million in the third quarter of 2025. The decrease was primarily driven by decreases in Net gain on mortgage loans and Risk management and insurance fees.
Relative to the fourth quarter of 2024, Non-interest income decreased $0.4 million, primarily driven by a decrease in Risk management and insurance fees, partially offset by an increase in Net gain on mortgage loans and a decrease in Net loss on loans held for sale.
Non-interest Expense
Non-interest expense for the fourth quarter of 2025 was $21.3 million, an increase of 6.0% from $20.1 million in the third quarter of 2025. The increase was primarily driven by a $1.4 million Other real estate owned ("OREO") write-down and an increase in Professional services, partially offset by decreases in Occupancy and equipment and Salaries and employee benefits.
Relative to the fourth quarter of 2024, Non-interest expense increased 4.4% from $20.4 million, primarily driven by increases in Salaries and employee benefits, Professional Services, and Data processing, partially offset by a decrease in Occupancy and equipment.
The Company’s efficiency ratio(1) was 74.9% in the fourth quarter of 2025, compared with 76.4% in the third quarter of 2025 and 80.7% in the fourth quarter of 2024.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $1.1 million for the fourth quarter of 2025, compared to $0.8 million for the third quarter of 2025, and $1.2 million for the fourth quarter of 2024.
Loans
Total loans held for investment were $2.65 billion as of December 31, 2025, an increase of $59 million or 2.3% compared to September 30, 2025. Changes in the quarter included growth in the Non-owner occupied and Owner occupied commercial real estate portfolios, partially offset by a decrease in the Construction and development portfolio. Relative to the fourth quarter of 2024, total loans held for investment increased from $2.43 billion as of December 31, 2024, primarily driven by growth in the Non-owner occupied commercial real estate, 1-4 family residential, Cash, securities, and other, and Owner occupied commercial real estate portfolios, partially offset by a decrease in the Construction and development portfolio.

Deposits
Total deposits were $2.75 billion as of December 31, 2025, a decrease of 3.5% from $2.85 billion as of September 30, 2025. The decrease was primarily driven by decreases in higher-cost money market deposit accounts and Noninterest-bearing deposit accounts primarily due to operating account fluctuations. Relative to the fourth quarter of 2024, Total deposits increased from $2.51 billion as of December 31, 2024, primarily driven by an increase in money market deposit accounts, partially offset by decreases in time deposit accounts and Noninterest-bearing deposit accounts.
Borrowings
Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were a combined $62.8 million as of December 31, 2025, an increase of $11.9 million from $50.9 million as of September 30, 2025. The change when compared to September 30, 2025 was primarily driven by an increase in FHLB borrowings due to loan growth and a decrease in deposits during the quarter. Relative to the fourth quarter of 2024, borrowings increased $5.8 million from $57.0 million as of December 31, 2024. The increase in borrowings from December 31, 2024 was primarily driven by an increase in FHLB borrowings to support the interest-earning asset growth.
Subordinated notes were $44.8 million as of December 31, 2025, compared to $44.7 million as of September 30, 2025. Subordinated notes decreased $7.8 million from $52.6 million as of December 31, 2024. Relative to the fourth quarter of 2024, the decrease was primarily due to the redemption of $8.0 million of subordinated notes that became eligible to call in the first quarter of 2025.
Assets Under Management
Assets Under Management (“AUM”) was $7.28 billion as of December 31, 2025, a decrease of $155 million, or 2.1%, from $7.43 billion as of September 30, 2025. The decrease in AUM during the quarter was primarily attributable to net withdrawals. Compared to December 31, 2024, total AUM decreased 0.5% from $7.32 billion.
Credit Quality
Non-performing assets totaled $19.6 million, or 0.62% of Total assets, as of December 31, 2025, compared to $22.7 million, or 0.70% of Total assets, as of September 30, 2025. The decrease in non-performing assets during the quarter was primarily driven by a write-down of OREO, pay downs, and a charge-off. As of December 31, 2024, non-performing assets totaled $49.0 million, or 1.68% of Total assets. Relative to the fourth quarter of 2024, the decrease in non-performing assets was primarily driven by the sale of two OREO properties, a write-down of OREO, pay downs, and a charge-off, partially offset by additions to non-accrual loans. OREO totaled $3.0 million as of December 31, 2025, a decrease of $1.4 million from $4.4 million as of September 30, 2025 due to a write-down during the quarter. Relative to the fourth quarter of 2024, OREO decreased from $35.9 million as of December 31, 2024.
Non-accrual loans totaled $16.6 million as of December 31, 2025, a decrease of $1.7 million from $18.3 million as of September 30, 2025. As of December 31, 2024, non-accrual loans totaled $13.1 million. Relative to the third quarter of 2025, the decrease was primarily driven by pay downs and a charge-off. Relative to the fourth quarter of 2024, the increase was primarily driven by the addition of one credit relationship, partially offset by pay downs and a charge-off.
During the fourth quarter of 2025, the Company recorded provision expense of $0.9 million, compared to $2.3 million in the third quarter of 2025 and a provision release of $1.0 million in the fourth quarter of 2024. As of December 31, 2025 and September 30, 2025, the Allowance for credit losses as a percentage of Total loans was 81 basis points.

Capital
As of December 31, 2025, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of December 31, 2025, the Bank was classified as “well capitalized,” as summarized in the following table:

December 31,
2025
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.75%
Common Equity Tier 1 ("CET1") to risk-weighted assets	9.75
Total capital to risk-weighted assets	12.34
Tier 1 capital to average assets	7.68

Bank Capital
Tier 1 capital to risk-weighted assets	11.15%
CET1 to risk-weighted assets	11.15
Total capital to risk-weighted assets	11.99
Tier 1 capital to average assets	8.79
Book value per common share increased 1.4% from $26.92 as of September 30, 2025 to $27.30 as of December 31, 2025. Book value per common share increased 4.6% from $26.10 as of December 31, 2024.
Tangible book value per common share(1) increased 1.6% from $23.68 as of September 30, 2025, to $24.07 as of December 31, 2025. Tangible book value per common share increased 5.4% from $22.83 as of December 31, 2024.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, January 23, 2026. Telephone access: https://register-conf.media-server.com/register/BI97c1bab5cd874d858746f83b76919a8d
A slide presentation relating to the fourth quarter 2025 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of changes in interest rates could reduce our net interest margins and Net interest income; increased credit risk, including as a result of deterioration in economic conditions, could require us to increase our allowance for credit losses and could have a material adverse effect on our results of operations and financial condition; the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 7, 2025 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands, except per share amounts)	2025	2025	2024
Interest and dividend income:
Loans, including fees	$38,563	$37,701	$34,264
Loans accounted for under the fair value option	51	64	118
Investment securities	1,593	1,387	696
Interest-bearing deposits in other financial institutions	1,958	3,468	2,902
Dividends, restricted stock	139	154	129
Total interest and dividend income	42,304	42,774	38,109

Interest expense:
Deposits	20,560	22,177	19,921
Other borrowed funds	1,167	1,143	1,280
Total interest expense	21,727	23,320	21,201
Net interest income	20,577	19,454	16,908
Less: Provision for (release of) of credit losses	915	2,257	(974)
Net interest income, after provision for credit losses	19,662	17,197	17,882

Non-interest income:
Trust and investment management fees	4,634	4,629	4,660
Net gain on mortgage loans	795	1,394	377
Net loss on loans held for sale	—	—	(222)
Bank fees	318	312	426
Risk management and insurance fees	52	193	1,139
Income on company-owned life insurance	117	116	112
Net (loss) gain on loans accounted for under the fair value option	(44)	18	(149)
Unrealized (loss) gain recognized on equity securities	(6)	6	(49)
Other	213	174	165
Total non-interest income	6,079	6,842	6,459
Total income before non-interest expense	25,741	24,039	24,341

Non-interest expense:
Salaries and employee benefits	11,735	11,884	11,237
Occupancy and equipment	1,710	2,084	2,100
Professional services	2,232	1,894	1,821
Technology and information systems	1,094	1,055	1,073
Data processing	1,251	1,251	1,029
Marketing	386	351	397
Amortization of other intangible assets	52	51	56
Other	2,846	1,504	2,714
Total non-interest expense	21,306	20,074	20,427
Income before income taxes	4,435	3,965	3,914
Income tax expense	1,121	779	1,166
Net income available to common shareholders	$3,314	$3,186	$2,748
Earnings per common share:
Basic	$0.34	$0.33	$0.28
Diluted	0.34	0.32	0.28

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	December 31,	September 30,	December 31,
(dollars in thousands)	2025	2025	2024
Assets
Cash and cash equivalents:
Cash and due from banks	$9,755	$13,889	$9,770
Interest-bearing deposits in other financial institutions	190,526	341,750	228,171
Total cash and cash equivalents	200,281	355,639	237,941

Available-for-sale debt securities, at fair value (amortized cost of $45,623, $49,407, and $0, respectively)	45,607	49,177	—
Held-to-maturity debt securities (fair value of $90,635, $93,589 and $68,161, respectively), net of allowance for credit losses of $74, $71, and $71, respectively	94,970	98,205	75,724
Correspondent bank stock, at cost	6,764	6,481	5,864
Mortgage loans held for sale, at fair value	40,176	21,806	25,455
Loans held for sale, at fair value	—	—	251
Loans (includes $3,182, $4,208, and $7,283 measured at fair value, respectively)	2,650,423	2,590,846	2,425,565
Allowance for credit losses	(21,441)	(20,967)	(18,330)
Loans, net	2,628,982	2,569,879	2,407,235
Premises and equipment, net	25,687	24,963	24,129
Accrued interest receivable	11,209	11,907	10,364
Accounts receivable	4,579	4,687	4,763
Other receivables	2,444	3,736	5,710
Other real estate owned, net	3,040	4,389	35,929
Goodwill and other intangible assets, net	31,422	31,473	31,627
Deferred tax assets, net	4,003	3,500	3,079
Company-owned life insurance	17,416	17,299	16,961
Other assets	38,401	37,283	34,005
Total assets	$3,154,981	$3,240,424	$2,919,037

Liabilities
Deposits:
Noninterest-bearing	$344,969	$375,708	$375,603
Interest-bearing	2,401,606	2,473,203	2,138,606
Total deposits	2,746,575	2,848,911	2,514,209
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	62,841	50,867	57,038
Subordinated notes	44,772	44,724	52,565
Accrued interest payable	1,295	1,689	1,995
Other liabilities	33,938	32,738	40,908
Total liabilities	2,889,421	2,978,929	2,666,715

Shareholders’ Equity
Total shareholders’ equity	265,560	261,495	252,322
Total liabilities and shareholders’ equity	$3,154,981	$3,240,424	$2,919,037

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	December 31,	September 30,	December 31,
(dollars in thousands)	2025	2025	2024
Loan Portfolio
Cash, securities, and other	$164,787	$159,204	$120,005
Consumer and other	19,504	12,254	17,333
Construction and development	189,790	230,600	315,686
1-4 family residential	1,030,211	1,041,075	960,354
Non-owner occupied CRE	813,408	728,039	614,384
Owner occupied CRE	205,063	191,239	173,223
Commercial and industrial	226,107	225,919	220,501
Total	2,648,870	2,588,330	2,421,486
Loans accounted for under the fair value option	3,216	4,319	7,508
Total loans held for investment	2,652,086	2,592,649	2,428,994
Deferred fees, unamortized premiums, basis adjustments, net(1)(2)	(1,663)	(1,803)	(3,429)
Loans (includes $3,182, $4,208, and $7,283 measured at fair value, respectively)	$2,650,423	$2,590,846	$2,425,565
Mortgage loans held for sale	40,176	21,806	25,455
Loans held for sale	—	—	251

Deposit Portfolio
Money market deposit accounts	$1,913,591	$1,988,336	$1,513,605
Time deposits	352,473	349,533	471,415
Interest checking accounts	122,292	121,901	139,374
Savings accounts	13,250	13,433	14,212
Total interest-bearing deposits	2,401,606	2,473,203	2,138,606
Noninterest-bearing accounts	344,969	375,708	375,603
Total deposits	$2,746,575	$2,848,911	$2,514,209
____________________
(1) Includes fair value adjustments on loans held for investment accounted for under the fair value option.
(2) Includes basis adjustments related to the hedged portfolio accounted for under the portfolio layer method.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands)	2025	2025	2024
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$192,052	$307,979	$238,052
Debt securities	143,593	127,154	77,464
Correspondent bank stock	6,342	7,500	5,738
Gross loans	2,630,739	2,562,960	2,386,070
Mortgage loans held for sale	41,068	26,037	26,623
Loans held at fair value	3,799	4,809	8,136
Total interest-earning assets	3,017,593	3,036,439	2,742,083
Noninterest-earning assets	123,497	124,457	159,883
Total assets	$3,141,090	$3,160,896	$2,901,966

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,387,894	$2,422,177	$2,095,204
FHLB and Federal Reserve borrowings	50,799	51,065	54,428
Subordinated notes	44,742	44,690	52,528
Total interest-bearing liabilities	2,483,435	2,517,932	2,202,160
Noninterest-bearing liabilities:
Noninterest-bearing deposits	359,223	349,839	403,433
Other liabilities	36,415	34,072	45,889
Total noninterest-bearing liabilities	395,638	383,911	449,322
Total shareholders’ equity	262,017	259,053	250,484
Total liabilities and shareholders’ equity	$3,141,090	$3,160,896	$2,901,966

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	4.04%	4.47%	4.85%
Debt securities	4.40	4.33	3.57
Correspondent bank stock	8.70	8.15	8.94
Loans	5.72	5.78	5.65
Loan held at fair value	5.33	5.28	5.77
Mortgage loans held for sale	5.94	5.59	6.02
Total interest-earning assets	5.56	5.59	5.53
Interest-bearing deposits	3.42	3.63	3.78
Total deposits	2.97	3.17	3.17
FHLB and Federal Reserve borrowings	3.99	3.98	3.96
Subordinated notes	5.82	5.60	5.59
Total interest-bearing liabilities	3.47	3.67	3.83
Net interest margin	2.71	2.54	2.45
Net interest rate spread	2.09	1.92	1.70

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands, except share and per share amounts)	2025	2025	2024
Asset Quality
Non-accrual loans	$16,588	$18,293	$13,052
Non-performing assets	19,628	22,682	48,981
Net charge-offs (recoveries)	401	259	(270)
Non-accrual loans to total loans	0.63%	0.71%	0.54%
Non-performing assets to total assets	0.62	0.70	1.68
Allowance for credit losses to non-accrual loans	129.26	114.62	140.44
Allowance for credit losses to total loans	0.81	0.81	0.76
Net charge-offs (recoveries) to average loans	0.02	0.01	(0.01)

Assets Under Management	$7,278,241	$7,433,029	$7,321,147

Market Data
Book value per share at period end	$27.30	$26.92	$26.10
Tangible book value per common share(1)	$24.07	$23.68	$22.83
Weighted average outstanding shares, basic	9,719,812	9,717,571	9,665,621
Weighted average outstanding shares, diluted	9,849,323	9,868,742	9,794,797
Shares outstanding at period end	9,725,731	9,714,711	9,667,142

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.75%	9.80%	10.07%
CET1 to risk-weighted assets	9.75	9.80	10.07
Total capital to risk-weighted assets	12.34	12.50	13.12
Tier 1 capital to average assets	7.68	7.51	7.88

Bank Capital
Tier 1 capital to risk-weighted assets	11.15%	11.20%	11.41%
CET1 to risk-weighted assets	11.15	11.20	11.41
Total capital to risk-weighted assets	11.99	12.04	12.10
Tier 1 capital to average assets	8.79	8.59	8.94
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(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands, except share and per share amounts)	2025	2025	2024
Tangible Common
Total shareholders' equity	$265,560	$261,495	$252,322
Less: goodwill and other intangibles, net	31,422	31,473	31,627
Tangible common equity	$234,138	$230,022	$220,695

Common shares outstanding, end of period	9,725,731	9,714,711	9,667,142
Tangible common book value per share	$24.07	$23.68	$22.83
Net income available to common shareholders	3,314	3,186	2,748
Return on tangible common equity (annualized)	5.66%	5.54%	4.98%

Efficiency
Non-interest expense	$21,306	$20,074	$20,427
Less: OREO expenses and write-downs	1,310	8	1,222
Adjusted non-interest expense	$19,996	$20,066	$19,205

Total income before non-interest expense	$25,741	$24,039	$24,341
Less: unrealized (loss) gain recognized on equity securities	(6)	6	(49)
Less: net (loss) gain on loans accounted for under the fair value option	(44)	18	(149)
Less: net loss on loans held for sale	—	—	(222)
Plus: provision for (release of) of credit losses	915	2,257	(974)
Gross revenue	$26,706	$26,272	$23,787
Efficiency ratio	74.88%	76.38%	80.74%